PROMISSORY NOTE

DATED as of May 15, 2009.

TO:                      Blue Cove Holdings Inc., # 4 Beaufort Road Nassau Bahamas

(the “Creditor")

WHEARAS, we, Pioneer Exploration Inc, are indebted to the Creditor in the amount of $36,000.00 for funds that the Creditor advanced to us:

WE, Pioneer Exploration Inc, Inc, of 750 West Pender Street, Suite 202, Vancouver, British Columbia, V6C 2T7 (the "Company"), promise to pay to the Creditor, at the address specified above, the principal amount specified below ("Principal").

The following are the terms and conditions of the Note:

1.	Principal amount:	$36,000.00 due and payable from the Company to the Creditor

2.	Maturity date:	This Note shall be payable on demand.

3.	Interest:	No interest shall accrue on the outstanding amount.

4.	Conversion:
At any time prior to the date that the Principal is repaid, the Creditor, at his sole option, may convert a portion or all of the Principal amount outstanding into shares of common stock (the “Shares”) in the capital stock of the Company. Each $1.80 of Principal outstanding may be converted in to one Share.

5.	Currency:	All funds and dollar amounts referred to in this Note are in the lawful currency of the United States of America.

6.	Jurisdiction:	This Note shall be interpreted in accordance with the laws in effect from time to time in the Province of British Columbia.

7.	Resale Restrictions:
If the Creditor chooses to convert the Principal into Shares of the Company pursuant to paragraph 4, the Creditor agrees and acknowledges that he will comply with all securities laws relating to resale restrictions.

IN WITNESS WHEREOF this Promissory Note has been executed as of the day and year first above written.

Pioneer Exploration Inc.

Per:           /s/ Tom Brady

_______________________________
Tom Brady, Director